Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is entered into as of January __2016 by and between ALBANY ROAD—RIVERVIEW LLC, a Delaware limited liability company ("Landlord"), and SP PLUS CORPORATION, a Delaware corporation (formerly known as Standard Parking Corporation; hereinafter referred to as "Tenant").

WHEREAS, KBS Riverview Business Center I & Il, LLC ("Original Landlord") and Tenant entered into that certain Lease Agreement dated as of October 13, 2013 (the "Lease") for certain premises consisting of approximately 33,257 rentable square feet designated (the "Existing Premises") in the building commonly known as Riverview Business Center II (the "Building") and located at 507 Mainstream Drive, Nashville, Tennessee, as more particularly described in the Lease; and

WHEREAS, Landlord succeeded to the interest to Original Landlord under the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reduce the size of the premises demised thereby, subject to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.
Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.
2.
Contraction Premises. Effective as of 11:59 p.m. on June 30, 2016 (the "Contraction Date"), the portion of the Existing Premises containing approximately 8,549 rentable square feet as shown on Exhibit A-I attached hereto (the "Contraction Premises") shall be removed from the Existing Premises, Effective as of July l, 2016, the definition of the "Premises" shall mean approximately 24,708 rentable square feet on the first floor of the Building (the "Retained Premises").

On or before the Contraction Date, Tenant shall vacate and surrender the Contraction Premises to Landlord as if the Lease Term had expired. Tenant shall remove all of its furniture, equipment and other personal property from the Contraction Premises and yield up the Contraction Premises to Landlord broom clean and in the condition specified in Section 23 of the Lease. If Tenant shall fail to vacate and surrender all or any part of the Contraction Premises by the Contraction Date, Tenant shall be deemed to be holding over in the Contraction Premises and, in addition to performing its obligations with respect to the Retained Premises, Tenant shall pay to Landlord Rent with respect to the Contraction Premises at the holdover rate (pursuant to Section 14 of the Lease) for each day following the Contraction Date until Tenant shall have vacated and surrendered the Contraction Premises to Landlord in the condition required hereby. Tenant shall also indemnify Landlord and hold it harmless from and against any and all loss, cost, damage or expense incurred by Landlord arising out of any such holding over or failure by Tenant to surrender the Contraction Premises on or before the Contraction Date in accordance

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with the terms of this First Amendment. Notwithstanding the foregoing, any such holding over in the Contraction Premises shall not constitute a default under the Lease. In the event Tenant fails to complete Tenant's Work (as set forth in Section 5 hereof) on or before the Contraction Date or to yield up the Contraction Premises as required, Tenant shall have the right to cure such failure in accordance with the terms of Section 18 of the Lease.

Notwithstanding anything herein to the contrary, from and after the Contraction Date Tenant shall have no rights, title or interest in the Contraction Premises nor any obligations under the Lease with respect thereto, except for those obligations of Tenant with respect to the Contraction Premises that remain unfulfilled as of the Contraction Date (including, without limitation, any unpaid rents accruing prior to the Contraction Date), which shall expressly survive the Contraction Date.

3.
Rent. For the period commencing on July l , 2016 and expiring on June 30, 2024, Tenant shall pay Rent with respect to the Premises in accordance with the following schedule:

Period	Annual Rent	Monthly Installment of Rent	Rent per Rentable Square Foot
July 1, 2016 – June 30, 2017	$286,859.88	$23,904.99	$11.61
July 1, 2017 – June 30, 2018	$294,766.44	$24,563.87	$11.93
July 1, 2018 – June 30, 2019	$302,920.08	$25,243.34	$12.26
July 1, 2019 – June 30, 2020	$311,320.80	$25,943.40	$12.60
July 1, 2020 – June 30, 2021	$319,721.52	$26,643.46	$12.94
July 1, 2021 – June 30, 2022	$328,616.40	$27,384.70	$13.30
July 1, 2022 – June 30, 2023	$337,758.36	$28,146.53	$13.67
July 1, 2023 – June 30, 2024	$346,900.32	$28,908.36	$14.04

From and after July l, 2016, the rent schedule set forth in Basic Lease Information shall be of no further force or effect.

4.
Tenant's Proportionate Share. Effective as of the Contraction Date, the definition of "Tenant's Share", as set forth in the Basic Lease Information, shall be amended to be forty one and fifty-two hundredths percent (41.52%).
5.
Delivery. Tenant acknowledges that it is in possession of the Existing Premises and is agreeing to this First Amendment with the Existing Premises being accepted in its "as is" condition as of the date hereof, except as hereinafter provided.

Tenant, at its sole cost and expense, shall prepare complete plans and specifications ("Tenant's Plans") for any alterations or improvements to be performed to the Existing Premises which shall include the installation of a demising wall and such other alterations necessary to cause the Contraction Premises and the Retained Premises to be separately demised spaces. Tenant shall submit Tenant's Plans to Landlord for Landlord's review and approval in accordance with Section 6 of the Lease. Landlord shall respond to Tenant's Plans (either by approval, request for additional information, request for revision or communication of a reason for failure to approve) and to any proposed revisions thereof within ten (10) business days after

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the date of Landlord's receipt thereof, plus such additional period of time as may be necessary for review of Tenant's Plans by a third-party architect, engineer or other consultant if Landlord determines that any aspect of Tenant's Plans requires such third-party review. Until Landlord shall have unconditionally approved all of Tenant's Plans, Tenant shall deliver to Landlord such additional information, documentation and/or revisions to Tenant's Plans as are reasonably identified by Landlord as being necessary to obtain Landlord's approval of Tenant's Plans.

Upon approval of Tenant's Plans by Landlord, Tenant shall cause its contractor(s) (selected by Tenant, but subject to Landlord's reasonable approval) to perform the work and improvements described on Tenant's Plans (collectively, "Tenant's Work") diligently and continuously until Tenant's Work is completed. Tenant's Work shall be performed in a good and workmanlike manner and in compliance with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall pay promptly when due the entire cost of any work to the Existing Premises so that the Existing Premises and Building shall at all times be free of liens for labor and materials. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, such insurance with coverage limits as shall be reasonably required by Landlord. Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord or is not in compliance with the provisions of the Lease, and (ii) to comply with and cause its contractors to comply with all reasonable procedures and regulations prescribed by Landlord from time to time.

Tenant's Work must be "completed" on or before the Contraction Date. For purposes of this Section 5, the term "completed" shall mean that all of the following requirements have been met: (i) all work shown and described on any plans approved by Landlord have been completed in accordance with such plans; (ii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant are functioning properly; (iii) the Premises are free of debris and construction materials; (iv) Tenant's architect (if any) has issued a certificate of substantial completion on the standard AIA form, which has been delivered to Landlord; and (v) if applicable, all required governmental inspections have been successfully completed and any final or amended certificate of occupancy (or other authorization) from the relevant governmental authorities to occupy the Premises required as a result of Tenant's Work has been issued and a copy thereof delivered to Landlord.

6. Termination Option. Section 2(d) of the Lease is hereby amended by deleting the termination fee amount of "$449,484.10" where it appears therein and inserting a termination fee amount of "$333,940.32" in place thereof. Moreover, Section 2(e) of the Lease is hereby deleted in its entirety and shall be of no further force or effect, it being agreed that Tenant has exercised its termination option with respect to a portion of the Contraction Premises consisting of approximately 6,651 rentable square feet. Landlord and Tenant hereby acknowledge and agree that Tenant shall pay Landlord a termination fee with respect to the Contraction Premises equal to $355,404.80, of which (i) $138,249.93 was paid to Landlord prior to the date of this First Amendment, (ii) $39,452.47 shall be paid within five (5) business days following the execution of this First Amendment, and (iii) the remaining $177,702.40 shall be paid on or before July 1, 2016.

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7. Parking. Section 36 of the Lease is hereby amended to reflect that, effective as of the Contraction Date, Tenant shall have the right to use up to ninety-nine (99) un-reserved parking spaces (i.e., based on a ratio of 4 spaces per 1000 rentable square feet), in the parking areas designated by Landlord, at no additional charge during the Lease Term.

8, Brokers. Tenant represents and warrants that it has dealt with no broker in connection with the consummation of this First Amendment other than CBRE (the "Broker"), and in the event of any brokerage claims or liens, other than by the Broker, against Landlord or the Building predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim and to discharge any such lien.

9. Counterparts, This First Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

1 0. Ratification. As amended hereby, the Lease is hereby ratified and confirmed.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first set forth above.

LANDLORD:

ALBANY ROAD—RIVERVIEW LLC, a Delaware limited liability company

By: Albany Road — KBS Nashville Property Manager LLC, a Delaware limited liability company, its Manager

By: /s/ CHRISTOPHER J. KINSLEY

Christopher J. Kinsley

President

TENANT:

SP PLUS CORPORATION,

a Delaware corporation

By: /s/ VANCE C. JOHNSTON

Vance C. Johnston

Executive Vice President & CFO

[Signature Page: First Amendment to Lease]

EXHIBIT A-I

Contraction Premises

Ill